Exhibit 77(I): Terms of new or amended securities

Amendment to Declaration and Agreement of Trust of Lord Abbett Equity Trust, a Delaware statutory trust (the “Trust”), executed on July 21, 2011 with an effective date of August 1, 2011 is attached hereto, as Exhibit 77Q1(a).  The Amendment changed the name of the Trust from “Lord Abbett Blend Trust” to “Lord Abbett Equity Trust”.